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                                  EXHIBIT 11.1

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
            STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE,
                      BASIC AND DILUTED EARNINGS PER SHARE

                   ($ in thousands, except per share amounts)

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
                                                               For the Quarter              For the Nine Months
                                                             Ended September 30,            Ended September 30,
                                                                     2000                          2000
                                                           -------------------------      ------------------------
Net loss from continuing operations                               $ (25,295)                    $ (36,837)

Net loss from continuing operations per common share -
basic (1)                                                         $   (1.45)                    $   (2.04)

Net loss from continuing operations per common share -
diluted (2)                                                       $   (1.45)                    $   (2.04)

Net income (loss) from discontinued operations                    $     393                     $  (2,667)

Net income (loss) from discontinued operations per
common share - basic (1)                                          $    0.02                     $   (0.13)

Net income (loss) from discontinued operations per
common share - diluted (2)                                        $    0.02                     $   (0.13)
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1) The number of common shares outstanding used to compute net income (loss) per share from continuing and discontinued operations-basic was 17,435,701 and
18,034,854 for the quarter and nine months ended September 30, 2000.

2) Diluted earnings from continuing and discontinued operations per common share for the quarter and nine months ended September 30, 2000, was calculated based on weighted average common shares outstanding of 17,435,701 and 18,034,854 which assumes the exercise of options covering -0- shares and computes incremental shares using the treasury stock method.